EXHIBIT 99.1

NEWS

Omega Protein Reports 3 Cents Per Share Second Quarter Profit

HOUSTON, July 29, 2005 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $659,000 (3 cents a share) for the second quarter of 2005, compared with net income of $1.8 million (7 cents a share) for the second quarter of the previous year.

Revenues for the second quarter ended June 30, 2005 were $27.5 million compared with revenues of $26.5 million for the comparable quarter of 2004. Omega Protein recorded operating income of $0.8 million for the 2005 second quarter, versus operating income of $3.0 million for the second quarter of 2004.

For the six months ended June 30, 2005, the Company had revenues of $51.3 million, compared with $51.5 million in revenues for the first six months of 2004. Omega Protein recorded operating income of $1.0 million for the six-month period in 2005, versus operating income of $4.2 million for the comparable period a year earlier. The Company had net income of $766,000 (3 cents a share) for the 2005 six-month period, compared with net income of $2.5 million (10 cents a share) for the first six months of 2004.

Omega Protein’s second quarter results, as well as the results for the first six months of 2005, reflect reduced margins primarily due to higher cost of inventories carried forward from the 2004 fiscal year, partially offset by higher prices received during the current year.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Significant Factors That May Affect Forward-Looking Statements” and “–Seasonality and Quarterly Results.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Revenues	$27,510	$26,456	$51,341	$51,512
Cost of sales	23,693	21,063	44,468	42,445

Gross profit	3,817	5,393	6,873	9,067
Selling, general and administrative expense	2,957	2,418	5,735	4,880
Loss on disposal of assets	96	4	96	4

Operating income	764	2,971	1,042	4,183
Interest expense, net	(52)	(183)	(175)	(370)
Other income (expense), net	230	(47)	191	(103)

Income before income taxes	942	2,741	1,058	3,710
Provision for income taxes	283	914	292	1,237

Net income	$659	$1,827	$766	$2,473

Basic earnings per share	$0.03	$0.07	$0.03	$0.10

Weighted average common shares outstanding	24,968	24,431	24,937	24,418

Diluted earnings per share	$0.03	$0.07	$0.03	$0.09

Weighted average common shares and common share equivalents outstanding	26,307	26,507	26,383	26,425

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	June 30, 2005	December 31, 2004
	(in thousands)
ASSETS
Current assets	$87,941	$88,844
Property and equipment, net	102,668	97,766
Deferred tax assets, net	1,715	1,754
Other assets	1,967	1,798

Total assets	$194,291	$190,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,062	$15,707
Long-term debt, less current maturities	15,079	15,943
Other long-term liabilities	9,253	8,845
Stockholders’ equity	150,897	149,667

Total liabilities and stockholders’ equity	$194,291	$190,162

Book value per share outstanding	$6.04	$6.02

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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